Exhibit 5.3

Weatherford International plc

Weststrasse 1

6340 Baar

Switzerland

Our Ref	Your Ref	14 December 2018
FBO 661725.33

Dear Sirs

Weatherford International public limited company

We have acted on behalf of Weatherford International public limited company, a public limited company incorporated under the laws of Ireland with company number 540406 (the “Company”) in connection with a registration statement on Form S-4 (the “Registration Statement”) filed by Weatherford International, LLC a Delaware limited liability company (“Weatherford Delaware”), the Company and Weatherford International, Ltd., a Bermuda exempted company (“Weatherford Bermuda”), as co-registrants, on the date hereof under the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”) with the Securities and Exchange Commission of the United States of America (the “SEC”) and the prospectus included therein (the “Prospectus”), relating to a proposed offer (the “Exchange Offer”) to exchange up to $600,000,000 of 9.875% Senior Notes due 2025 (CUSIP Nos. 94707J AA5 and U9432J AA2) (the “Old Notes”) that have not been registered under the Securities Act for up to $600,000,000 of 9.875% Senior Notes due 2025 (the “New Notes”) that are to be registered under the Securities Act.

The New Notes are proposed to be issued under an indenture dated 18 June 2007, as amended and supplemented by several supplemental indentures (including a certain sixth supplemental indenture dated 28 February 2018 (the “Sixth Supplemental Indenture”)) to which Weatherford Delaware, as issuer, the Company and Weatherford Bermuda, as guarantors, and Deutsche Bank Trust Company Americas, as trustee, are party (the “Indenture”, and together with the Registration Statement and the Prospectus, the “Documents”).

1                                        Scope of appointment and basis of opinion

1.1                              We have been requested by the Company to provide this Opinion.

1.2                              For the purpose of giving this Opinion, we have examined:

(a)                                the final form of the Registration Statement and the Prospectus to which this Opinion is to be exhibited;

(b)                                a copy of the Indenture (including the Sixth Supplemental Indenture);

(c)                                 a copy of the memorandum and articles of association of the Company (as set out in Exhibit 3.1 to the Company’s Current Report on Form 8-K12B (File No. 1-36504) filed with the SEC on 17 June 2014);

(d)                                copy resolutions of the board of directors’ of the Company passed at meetings of that board of directors held on 15 May 2014 and 18 January 2018;

(e)                                 a copy statutory declaration of the directors of the Company made on 15 May 2014 pursuant to section 60(2) of the Companies Act 1963 of Ireland;

(f)                                  a copy written resolution of the shareholders of the Company dated 15 May 2014;

(g)                                 a copy power of attorney of the Company dated 15 May 2014; and

(h)                                searches, carried out on 11 December 2018, on our behalf, by Rochford Brady law searchers in respect of the Company at the Irish Companies Registration Office (“CRO”), the Judgments Office of the Central Office of the High Court of Ireland and the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland (together, the “Searches”).

1.3                              We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this Opinion.

1.4                              We express no opinion and make no representation or warranty as to any matter of fact.  Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by the Company in any of the Documents nor have we attempted to determine whether any material facts have been omitted therefrom.

1.5                              We have not investigated the laws of any country other than Ireland and this Opinion is given only with respect to the laws of Ireland in effect at the date of this Opinion.  We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

1.6                              This Opinion is to be construed in accordance with, and governed by, the laws of Ireland, and is given solely on the basis that any issues of interpretation or liability arising hereunder may only be brought before the Irish courts, which will have exclusive jurisdiction in respect of such matters.

1.7                              This Opinion is delivered in connection with the filing of the Registration Statement with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.  We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name therein.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.  This Opinion is furnished to you and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act for use in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

1.8                              We assume no obligation to update the opinions set forth in this Opinion.

2                                        Assumptions

For the purpose of giving this Opinion we have assumed:

(a)                                the authenticity and completeness of all documents submitted to us as originals;

(b)                                the completeness and conformity to originals of all documents supplied to us as certified, conformed or photostatic copies or received by us by facsimile or email transmission and the authenticity and completeness of the originals of such documents;

(c)                                 the genuineness of the signatures and seals on all original and copy documents which we have examined;

(d)                                that the resolutions referred to in paragraph 1.2(d) above, and examined for the purposes of this Opinion, were duly passed and adopted at meetings of the said board of directors and that such meetings were properly convened, constituted, quorate and held;

(e)                                 that the Documents and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Documents and / or this Opinion are: (i) within the capacity and powers of, have been validly authorised, executed and delivered by and are valid, legal, binding and enforceable obligations of the parties thereto; and (ii) are not subject to avoidance by any person, under all applicable laws and in all applicable jurisdictions (other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland);

(f)                                  that insofar as any of the Documents falls to be performed in any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)                                 that, in entering into the Documents and approving the Exchange Offer, the directors and duly authorized officers of the Company have acted in a manner they consider, in good faith, to be in the best interests of the Company for its legitimate business purposes and would be most likely to promote the success of the Company for the benefit of its members as a whole;

(h)                                the absence of fraud and the presence of good faith on the part of all parties to the Documents and their respective officers, employees, agents and advisers;

(i)                                    that, at the time of the offer, issuance and / or sale of any New Notes in exchange for Old Notes, the Registration Statement will have been declared effective by the SEC and continue to be effective;

(j)                                   that the offer, issuance and / or sale of any New Notes in exchange for Old Notes will be undertaken effected in accordance with the terms set out in the Registration Statement and the Prospectus;

(k)                                that the offering or sale, including the marketing, of any New Notes will be made, effected and conducted in accordance with and will not violate: (i) the memorandum and articles of association, from time to time, of the Company; (ii) any applicable laws and regulations (including, without limitation, (A) the securities laws and regulations of any jurisdiction (including Ireland) or supra-national authority which impose any restrictions, or mandatory requirements, in relation to the offering or sale of the New Notes to the public in any jurisdiction (including Ireland) and any prospectus, or analogous disclosure document, prepared in connection therewith; and (B) the competition, anti-trust or merger control laws and regulations of any jurisdiction (including Ireland) or supra-national authority); and (iii) any requirement or restriction imposed by any court, governmental body or supra-national authority having jurisdiction over the Company or the members of its group;

(l)                                    that the Company and Weatherford Delaware together comprise a “group” for the purposes of section 243 of the Companies Act 2014 of Ireland (the “Companies Act”) and that any person that subsequently becomes an issuer or guarantor under the Indenture or whose obligations are guaranteed thereunder by the Company will also be, and continue to be, a member of such group;

(m)                            that the Company has not, by virtue of its guarantee of the New Notes provided for in the Indenture, given, nor shall it give, any financial assistance (whether directly or indirectly or by means of a loan, guarantee, the provision of security or otherwise) for the purpose of an acquisition (whether by subscription, purchase, exchange or otherwise) made or to be made by any person of or for any shares in the capital of the Company;

(n)                                that, in entering into the Documents and approving the Exchange Offer, there was no intent by the directors and / or duly authorized officers of the Company to give a creditor a preference which could be deemed an unfair preference in accordance with section 604 of the Companies Act.

(o)                                the accuracy and completeness as to factual matters of the representations and warranties of the Company and other provisions contained in any of the Documents;

(p)                                that there are no agreements or arrangements in existence which in any way amend, vary or are inconsistent with the terms of the Documents or other documents examined for the purpose of this Opinion or which in any way bear upon, or are inconsistent with, the contents of this Opinion;

(q)                                that the information disclosed by the Searches was accurate at the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches carried out since that time;

(r)                                   that at the date hereof, the date the Registration Statement is declared effective and the date or dates of issuance of any New Notes in exchange for Old Notes: (i) the Company is, or shall be, solvent; (ii) the Company shall not be insolvent as a consequence of doing any act or thing contemplated by the Exchange Offer; (iii) no receiver has been, or shall have been, appointed in relation to the Company or any of its assets or undertaking and no petition has been, or shall have been, presented to the Central Office of the High Court of Ireland for the appointment of a receiver over any of the assets of the Company; and (iv) the Company has not, and shall not have, passed a voluntary winding-up resolution or a resolution to place the Company under court protection and no petition has been, or shall have been, presented to or order made for the winding-up of the Company or placing of the Company under court protection; and

(s)                                  the Exchange Offer and the transactions contemplated thereby are not and will not be affected by any financial restrictions or sanctions arising from orders made by the Minister for Finance under the Financial Transfers Act 1992 and regulations or section 42 of the Criminal Justice (Terrorist Offences) Act 2005 or the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010, which allow regulations and orders restricting financial transfers to be made in compliance with Ireland’s international obligations and in conformity with European Union law.

3                                        Opinion

Based upon, and subject to, the foregoing and subject to the qualifications set out in this letter and any matter not disclosed to us, we are of the opinion that so far as the laws of Ireland are concerned:

(a)                                the Company is a public limited company, duly incorporated and existing under the laws of Ireland; and

(b)                                the guarantee of the New Notes provided for in the Indenture has been duly authorised by the Company and constitutes a legal, valid and binding obligation of the Company.

4                                        Qualifications

The opinions set forth in this Opinion letter are given subject to the following qualifications:

(a)                                A search at the CRO is not capable of revealing whether, or not, a winding-up petition or a petition for the appointment of an examiner has been presented in respect of the company concerned.  While notice of a winding-up order or resolution, notice of an order for the appointment of an examiner and notice of the appointment of a receiver may be revealed by a search at the CRO, any such notice may not be filed at the CRO immediately or at all, and, if filed there may be a delay in the relevant notice appearing on the file of the company concerned; therefore, our searches at the CRO may not have revealed such matters.

(b)                                A search at the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland is not capable of revealing whether, or not, a receiver has been appointed in respect of the company concerned.  While notice of the presentation of a winding-up petition or a petition for the appointment of an examiner may be revealed by a search at the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland, any such notice may not be filed immediately or at all, and, if filed there may be a delay in the relevant notice appearing on the Index of Petitions and Winding-up Notices; therefore, our searches at the Index of Petitions and Winding-up Notices maintained at the Central Office of the High Court of Ireland may not have revealed such matters

(c)                                 The terms “legal, valid and binding” as used in paragraph 3(b) above, means that the obligations assumed by the Company under the Indenture are of a type which the courts of Ireland will treat as legal, valid and binding and enforceable.  It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular, enforcement of the Company’s obligations under the Indenture may be:

(i)                                    limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(ii)                                 subject to any limitations arising from examinership, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(iii)                              limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(iv)                             invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(v)                                invalidated by reason of fraud; and

(vi)                             barred under the Statute of Limitation Acts 1957 of Ireland (as amended) or may be or become subject to the defence of set-off or counterclaim

(d)                                As regards jurisdiction, the courts of Ireland may stay proceedings if concurrent proceedings are being brought elsewhere.

(e)                                 The Companies Act prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner.  This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the court in question may determine).  Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

(f)                                  Under the provisions of the Companies Act, an examiner can be appointed on a petition to the Circuit Court, if certain criteria are met.  It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of the Company.

(g)                                 A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

(h)                                An Irish court may not give effect to an indemnity given by any party in the Indenture to the extent it is in respect of legal costs incurred by an unsuccessful litigant.

(i)                                    In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have the power to give a judgment to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the law of Ireland may require that all claims or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up

(j)                                   A determination or calculation of any party to the Indenture stated in the Indenture to be conclusive may be held by the courts of Ireland not to be final, conclusive or binding.

(k)                                The effect of terms, if any, in the Indenture excusing a party from a liability or duty otherwise owed are limited by law.

(l)                                    Where a party is vested with a discretion or may determine a matter in his or its opinion, the law of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

(m)                            The enforceability of any provision as to severability may be determined by the courts of Ireland at its discretion.

(n)                                No opinion is expressed on the irrevocability of any power of attorney.

(o)                                An Irish court may not give effect to any provision of the Indenture which provides for a matter to be determined by future agreement or negotiation.

(p)                                A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.

Yours faithfully

MATHESON